Exhibit (a)(5)(xiv)

IN THE UNITED STATES DISTRICT COURT EASTERN DISTRICT OF PENNSYLVANI JACK EDWARDS, individually and on behalf of all others similarly situated,  Plaintiff,  Case No. v. MATTHEW GOLDFARB, ROBERT H. HOTZ, JACK LIEBAU, JR., BRUCE M. LISMAN, JAMES A. MITAROTONDA, ROBERT ROSENBLATT, JANE SCACCETTI, ROBERT L. NARDELLI, SCOTT SIDER, JOHN T. SWEETWOOD, ANDREA M. WEISS, and THE PEP BOYS — MANNY, MOE & JACK, BRIDGESTONE RETAIL OPERATIONS, LLC, BRIDGESTONE AMERICAS, INC., AND TAJ ACQUISITION CO., and THE PEP BOYS — MANNY, MOE & JACK, a Pennsylvania corporation, Nominal Defendant.  JURY TRIAL REQUESTE SHAREHOLDER CLASS AND DERIVATIVE ACTION COMPLAIN Plaintiff Jack Edwards (“Plaintiff’), by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:  NATURE OF THE ACTIO 1.  As a shareholder of The Pep Boys — Manny, Moe & Jack (“Pep Boys” or th “Company”), Plaintiff brings this shareholder class on behalf of the public common shareholders of Pep Boys and derivative action on behalf of the Company, seeking equitable relief for the breac of fiduciary duties by the Pep Boys Board of Directors (the “Board” or the “Individual Defendants”) arising out of their ongoing efforts to sell the Company to Bridgestone Retail Operations, LLC (“Bridgestone Retail”), a subsidiary of Bridgestone Americas, Inc. (“Bridgestone Americas,” together with Bridgestone Retail and TAJ Acquisition Co., “Bridgestone”), pursuant to an unfair price, an unfair process, and through a materially misleading recommendation statement. In addition, Plaintiff brings a claim individually on behalf of himself against Defendants for their violations of Section 14(e) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).  2.  Headquartered in Philadelphia, Pennsylvania, Pep Boys is the nation’s leading automotive aftermarket chain. The Company derives its revenues from two business segments: a retail business, which includes sale of automotive parts and accessories and tires, and a service business.  3.  On October 26, 2015, Pep Boys and Bridgestone announced that they had entered into an Agreement and Plan of Merger dated October 26, 2015 (the “Merger Agreement”), pursuant to which Bridgestone Retail, through its wholly-owned subsidiary TAJ Acquisition Co. (“TAJ”), will acquire all outstanding shares of Pep Boys common stock (the “Proposed Transaction” or “Merger”) through a tender offer (the “Offer”). Pursuant to the terms of the Merger Agreement, for each share of Pep Boys common stock, shareholders will be entitled to receive $15.00 in cash. The total equity value of the Proposed Transaction is approximately $835 million. TAJ commenced the Offer on November 16, 2015 and, unless extended, is scheduled to expire on January 4, 2016.  4.  The Proposed Transaction is the product of a process impermissibly tainted with conflicts of interest. The Proposed Transaction is being driven by the Company’s larges shareholder, GAMCO Asset Management Inc. and its affiliates (“GAMCO”), along with activist shareholder and Pep Boys director James A. Mitarotonda (“Mitarotonda”), the co-founder, President, and CEO of Barington Capital Group LP. (“Barington Captial,” collectively with its affiliates, “Barington”). GAMCO and its affiliates currently own approximately 19% of Pep Boys’s outstanding common shares and its interests are represented by at least three members: Matthew Goldfarb (“Goldfarb”), F. Jack Liebau (“Liebau”), and Bruce M. Lisman (“Lisman”). GAMCO and Barington, and the directors on the Board representing their interests, have interests that conflict with the Company and its unaffiliated shareholders, including the goal of a liquidity event.  5.  In light of the activist shareholders’ influence, the Board failed to protect the interests of unaffiliated stockholders and cannot be considered “well-functioning.”  6.  While the Company has struggled recently with weak sales, in April 2015, the Company indicated that it was in a “time of transition” and that its “investments in the high-growth areas . . . increased revenue, but temporarily depressed margins.” Even more recently, in September 2015, the Company indicated that its “biggest opportunity is to grow top-line revenue” and it was still “laying the groundwork to create a sales and service culture . . . to lead the way.”  7.  Pep Boys is well-positioned for recovery and future growth. It is clear that, if given the opportunity, the Company would rebound. In fact, the Company’s reported financial results for the quarters ended May 2, 2015 and August 1, 2015, reflect continued year-over-year improvements in sales and earnings and increased gross profit margins and controlling costs.  8.  Rather than focus on further bolstering stockholder value, the Board has capped it instead by capitulated to the demands of GAMCO and Barington and agreeing to the inadequate and opportunistic cash takeover by Bridgestone.

9.  Defendants acknowledge in Pep Boys’ Schedule 14D-9 Recommendation Statement filed with the United States Securities and Exchange Commission (“SEC”) on November 16, 2015 (the “Recommendation Statement”) that, at the same time that the Board was considering the Proposed Transaction, the Company also received a competing stock-for-stock offer from a strategic buyer referred to as “Party A” that purportedly yielded an implied value of $15.78 per Pep Boys share based on the closing price of Party A’s common stock on October 23, 2015. In accepting the Proposed Transaction with Bridgestone and ending further negotiations with Party A, the Board failed to act in the best interest of Pep Boys and its unaffiliated shareholders and was, instead, unduly influenced by GAMCO and Barington to accept the lower all-cash offer from Bridgestone.  10.  The Board agreed to an all-cash transaction with Bridgestone despite the potential for structuring the merger with Party A as a tax-free transaction and Party A’s apparent willingness to negotiate and provide certain deal protections for the benefit of Pep Boys and its shareholders. For example, during negotiations Party A agreed to include, among other things, a collar provision that protected Pep Boys against downward fluctuations of Party A’s stock price, a lower termination fee of $10 million in the event that Pep Boys failed to obtain shareholder approval and a termination fee of 3% of the Company’s equity value in other circumstances, including in order to accept a topping offer, and a reverse termination fee that obligated Party A to pay $20 million to Pep Boys in the event that Party A failed to obtain shareholder approval for the transaction.  11.  In order to ensure the consummation of the Proposed Transaction, the Board, in breach of its fiduciary duties, has erected serious structural impediments that prevent the Company from receiving a topping offer. Among other things, the Merger Agreement includes a strict “No Solicitation” provision that prevents the Company from soliciting other potential acquirers or eve in continuing discussions and negotiations with potential acquirers, and that requires Pep Boys to enforce all confidentiality, “standstill,” and similar agreements against all potential competing acquirers.  12.  The Recommendation Statement reflects that at least 9 parties (other than Bridgestone) have entered into non-disclosure (“NDA”) and standstill agreements with Pep Boys, including Party A and a strategic buyer referred to as Party B, which had been in discussions with Pep Boys concerning its interest in acquiring the Company’s retail business. These NDA counterparties may be contractually prohibited from making a topping offer for the Company. While the “No Solicitation” provision of the Merger Agreement permits the Company to waive rights under these NDA and standstill agreements “to the extent necessary to enable such counterparty to make a Competing Proposal,” it may do so only “if requested by the applicable counterparty.” This limited exception is insufficient as it would not enable the Company to waive standstill agreements that contractually prohibit counterparties from contacting Pep Boys in order to request such a waiver. By contractually tying their hands to consider topping offers from the most likely bidders, the Board members have breached their fiduciary duties.  13.  Defendants have also attempted to inappropriately “lock-up” the sale of the Company through a provision in the Merger Agreement that that requires the Company to pay Bridgestone a termination fee of $35 million, which amounts to approximately 4.2% of the total equity value of the Proposed Transaction, in various circumstances, including in order to enter into a transaction with a competing bidder and in the event that Pep Boys does not obtain shareholder approval for the Proposed Transaction. In contrast, the Merger Agreement does not require Bridgestone to pay any reverse termination fee to the Company in the event that Bridgestone materially breaches the Merger Agreement or fails to obtain regulatory approvals.

14.  On November 16, 2015, the Company filed the Recommendation Statement with the SEC recommending that the Company’s shareholders tender their shares in the Offer and accept the Proposed Transaction. The Recommendation Statement fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information, thereby rendering the shareholders unable to make an informed decision as to whether to tender their shares in the Offer.  15.  The Individual Defendants have breached their fiduciary duties of loyalty, due care, good faith, and candor by agreeing to the Proposed Transaction for inadequate and unfair consideration, and omitting material information from the Recommendation Statement, and Bridgestone has aided and abetted such breaches.  16.  Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or to rescind the Proposed Transaction in the event of its consummation unless and until Defendants cure their breaches of fiduciary duty and amend the Recommendation Statement so that it no longer omits material information concerning, among other things, the Proposed Transaction and the Board .  JURISDICTION AND VENU 17.  This Court has subject matter jurisdiction under 28 U.S.C. § 1331 (federal question jurisdiction), as this Complaint alleges violations of Sections 14(e) and 20(a) of the Exchange Act. This Court further has jurisdiction over this action pursuant to 28 U.S.C. § 1332(a) in that Plaintiff and Defendants are citizens of different states and the matter in controversy exceeds $75,000.00, exclusive of interest and costs. Plaintiff is a citizen of California and no Defendant is a citizen of California.  18.  This action is not a collusive one to confer jurisdiction on a court of the United States, which it would not otherwise have.

19.  Venue is proper in this district because a substantial portion of the transactions and wrongs alleged herein occurred in this district. Furthermore, the Company is headquartered in this district.  PARTIE 20.  Plaintiff is and has been at all relevant times, the owner of shares of Pep Boys’ common stock. Plaintiff is a citizen of California.  21.  Pep Boys is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania. It maintains its principal corporate offices at 3111 W. Allegheny Ave., Philadelphia, Pennsylvania. Pep Boys is named as a defendant solely for the purpose of providing full and complete relief.  22.  Defendant Goldfarb has been a director of the Company since July 10, 2015 and is a GAMCO designee. Goldfarb is a citizen of Connecticut.  23.  Defendant Robert H. Hotz (“Hotz”) has been a director of the Company since 2005, and has been the Chairman of the Board since 2011. Hotz is a citizen of New York.  24.  Defendant Liebau has been a director of the Company since July 10, 2015 and is a GAMCO designee. Liebau is a citizen of New York.  25.  Defendant Lisman has been a director of the Company since July 10, 2015 and is a GAMCO designee. Weiss is a citizen of Florida.  26.  Defendant Mitarotonda has been a director of the Company since 2006. He is the co-founder, President, and CEO of Barington Capital. and the sole shareholder and director of LNA Capital Corp., which is the general partner of Barington Capital. Mitarotonda is a citizen of New York.

27.  Defendant Robert L. Nardelli (“Nardelli”) has been a director of the Company since March 2015. Nardelli is a citizen of Gerogia.  28.  Defendant Robert Rosenblatt (“Rosenblatt”) has been a director of the Company since 2013. Rosenblatt is a citizen of New York.  29.  Defendant Jane Scaccetti (“Scaccetti”) has been a director of the Company since 2002. Scaccetti is a citizen of Pennsylvania.  30.  Defendant Scott Sider (“Sider”) has been the Company’s CEO and a director since June 15, 2015. Sider is a citizen of Pennsylvania and/or Florida.  31.  Defendant John T. Sweetwood (“Sweetwood”) has been a director of the Company since 2002, and served as the Interim Chief Executive Officer of the Company between September 2014, and June 2015. Sweetwood is a citizen of Georgia.  32.  Defendant Andrea M. Weiss (“Weiss”) has been a director of the Company since 2013. Weiss is a citizen of Florida.  33.  Defendants Goldfarb, Hotz, Liebau, Lisman, Mitarotonda, Nardelli, Rosenblatt, Scaccetti, Sider, Sweetwood, and Weiss are collectively referred to as “Individual Defendants” and/or the “Board.”  34.  Defendant Bridgestone Retail is a Delaware limited liability company and a wholly- owned subsidiary of Bridgestone Americas, Inc. Its principal executive office is located at 333 E. Lake Street, Bloomingdale, Illinois 60108.  35.  Bridgestone Americas, Inc. is a Nevada corporation with its principal executive office located at 535 Marriott Drive, Nashville, Tennessee.  36.  Defendant TAJ is a Pennsylvania corporation and a wholly-owned subsidiary of Bridgestone Retail created for the purpose of the Proposed Transaction.

SUBSTANTIVE ALLEGATION Company Background and Succes 37.  Pep Boys is the nation’s leading automotive aftermarket chain. Pep Boys has over 7,500 service bays in over 800 locations in 35 states and Puerto Rico. At these locations, Pep Boys offers name-brand tires, automotive maintenance and repair, parts and expert advice, commercial auto parts delivery, and fleet maintenance and repair.  38.  Pep Boys had a disappointing 2014 fiscal year ended January 31, 2015, with Michael Odell resigning as the President, CEO, and a director of the Company in September 2014. However, the Company began to rebound in 2015 as a result of certain initiatives taken by the Company in the 2014 fourth quarter.  39.  In the Company’s April 13, 2014 press release reporting its financial results for the fourth quarter 2014 and fiscal year ended January 31, 2015, then-interim CEO Sweetwood described as the fourth quarter as “a time of transition for the Company.” During the 2014 fourth quarter, the Company saw its sales increase by $6.7 million, or 1.3%, to $502.4 million from $495.7 million for the quarter ended February 1, 2014. Sweetwood further commented:  Our investments in the high-growth areas of our business — commercial, tires, fleet and digital — increased revenue, but temporarily depressed margins. . . .  With only three weeks to go in the first quarter of 2015, we are seeing a turn around in the business. At this point comparable store sales are up with double digit-growth in commercial, fleet and digital. With margins recovering, combined with improved expense and inventory management, to date we are seeing an improvement in operating profit and cash flow.  (Emphasis added.)  40.  The Company reported much improved results for its first quarter 2015 ended May 2, 2015. As Pep Boys announced in its Form 10-Q filed with the SEC on June 10, 2015, Pep Boys saw year-over-year sales increase by $3.4 million, or 0.6%, to $542.3 million from $538.8 millio for the 2014 first quarter; and, total revenues increase by 0.6%, or $3.4 million, compared to the 2014 first quarter. Importantly, the Company saw net earnings of $11.9 million after seeing a net loss of $26.7 million in the 2014 fourth quarter.  41.  In the Company’s June 8, 2015 press release, then-interim CEO Sweetwood emphasized these positive results, stating:  We are pleased to report the third consecutive quarter of positive comparable stores sales[.] . . . Once again, tires, commercial, fleet and digital led the way. More importantly, we improved our operating profit by 24% (excluding the discrete items discussed above) by maintaining our gross profit margins and reducing SG&A expense. . . . During the quarter, we also generated $10.0 million from the sale of a leasehold interest, a portion of which was reinvested into our next Road Ahead market — Baltimore — that is scheduled to be grand re-opened in July.  42.  In a June 9, 2015 conference call in connection with the Company’s 2015 first quarter results, Sweetwood stated:  The fleet business has continued to grow at a double-digit rate, as our expanded sales force developed the business from segments, which we had previously not deeply penetrated. The new business is profitably selling bay occupancies and providing needed services to fleets of all sizes across our entire geography.  Tires continue to be a success story for Pep Boys as both unit and dollar sales have been consistently growing. Consumers are responding well to the premium branded higher end products, now part of our assortment and the odds are better that we’ll have the tires, they want, when they want them as we’re moving more inventory from warehouses to the stores. The digital business is both growing sales and expanding margins. The range of products offered is continuing to grow and consumer input is guiding ongoing improvements to simplify navigation of our site to get DIY instructions, and better product information and to schedule service appointments. And each day more of our capabilities are mobile enabled.  On the cost side, the revised labor management process implemented regionally last quarter has generated the planned savings. As it’s rolled out nationally we expect to continue to see payroll costs fall and our in-store discount improvement program initiated in the fourth quarter of last year is now generating a 150 basis point reduction.  Inventory continues to shrink. Our new replenishment system is putting the right product in the right stores at the right time and what isn’t turning fast enough is being rationalized. We’ve also been successful with clearance sections in the stores to free up funds that would otherwise be tied up in inventory. For the future, capitalizing on our recent success, we’re creating new tire hubs within major markets, which will meaningfully increase the speed of delivery to stores. We’re simplifying store operations by significantly reducing tasks to generate lower payroll costs and provide associates more time to spend with customers.  We’re opening more service and tire centers during the year, continuously refining the model for better returns. And finally, two new Road Ahead markets grand reopen, Denver and Cincinnati, and a reduced investment model will be opening in Baltimore in July.  So in summary, sales grew, expenses fell, margins recovered and inventory decreased and we’re adding productive new stores. I’d like to personally thank the 18,000 plus associates of Pep Boys for making all of this happen. Thank you very much.  43.  The news of Pep Boys’ first quarter 2015 drove its stock price up as much as 19% from its June 8, 2015 closing price of $10.57 per share through June 29, 2015, the day before the Company announced its strategic review process. Indeed, the June 30, 2015 announcement had little, if any, effect on the Company’s stock price.  44.  Pep Boys maintained its momentum in the 2015 second quarter ended August 1, 2015, hiring a permanent CEO — Sider. In addition, as Pep Boys announced in its Form 10-Q filed with the SEC on September 10, 2015, Pep Boys saw sales increase by $0.8 million, or 0.1%, to $526.5 million from $525.8 million for the thirteen weeks ended August 2, 2014; comparable sales increase by 0.3% compared to the 2014 second quarter; and, total revenues increase by 0.1%, or $0.8 million, compared to the 2014 second quarter. Pep Boys continued its positive earnings steak, seeing net earnings for the 2015 second quarter of $4.8 million as compared to a net loss of $0.3 million in the 2014 second quarter.  45.  In the Company’s September 8, 2015 press release, CEO Sider touted these positive results, stating:  We continue to improve our operating profit by increasing gross profit margins and controlling costs[.] . . . And while we are pleased to report the fourth consecutive quarter of positive comparable store sales, I believe our biggest opportunity is t grow top-line revenue. . . . We are laying the groundwork to create a sales and service culture focused on maximizing the value of each transaction and building customer loyalty. We expect service including tires, commercial and digital sales to lead the way.  (Emphasis added.)  46.  In a conference call concerning the Company’s second quarter 2015 results held on September 8, 2015, Sider emphasized that the Company expected to continue to perform well, stating:  Our most significant opportunity is topline revenue growth. We are laying the foundation to create a sales and services culture, focused on maximizing the value of each transaction and building customer loyalty. We expect service, including commercial, tires, equipment, fleet, partnerships and digital sales to lead the way.  47.  As reflected in the Company’s most recent recent financial results, and concurrent press releases and statements showing the Company’s continual rebound, Pep Boys has made significant growth, and is expected to continue to yield returns for the Company and its shareholders well into the future.  48.  In light of the Company’s recent strong performance, prior to the announcement of the Proposed Transaction, prior to the announcement of the Proposed Transaction, Pep Boys’ stock price soared since the beginning of 2015, as evidenced by the Yahoo! Finance chart below:

The Proposed Transaction Is the Product of a Process Tainted with Conflicts of Interes 49.  The Proposed Transaction is the product of a flawed process tainted with impermissible conflicts of interest. Despite receiving a competitive stock-for-stock proposal from strategic buyer Party A, as well as offers and expressions of interest from a number of other entities, the Board approved the all-cash transaction with Bridgestone on October 26, 2015.  50.  In late 2013, before GAMCO filed its Schedule 13D in January 2015 indicating its intent to wage a proxy contest and the addition of GAMCO’s slate of directors on the Board, the Company had commissioned a feasibility study from a financial advisor referred to in the Recommendation Statement as “Financial Advisor A.” On March 5, 2014, Financial Advisor A delivered the feasibility study, which determined that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective.  51.  Following discussions with Financial Advisor A concerning the feasibility study, the Board directed Financial Advisor A to contact a potential strategic purchaser of the Company’s retail business, referred to in the Recommendation Statement as “Party B.”  52.  Also in early 2014, Party A contacted the Company to request due diligence information as a prelude to submitting a nonbinding indication of interest for the purchase of the Company. In March 2014, Party A provided its preliminary view that, based on public information, it would seek to acquire the Company in a cash-and-stock merger for $15 to $16 per share.  53.  Between October 2013 and October 2015, the Company entered into nondisclosure (“NDA”) and/or standstill agreements with at least ten potential buyers, including Bridgestone, Party A, Party B, and a financial buyer referred to in the Recommendation Statemen as “Party F.” Throughout 2014 and 2015, these potential buyers expressed interest in acquiring the Company, or a portion thereof, and submitted proposals and revised proposals to the Company.  54.  On January 28, 2015, GAMCO and its affiliates, led by activist shareholder Mario Gabelli, filed an amended Schedule 13D, disclosing its intention to initiate a proxy contest and that it had an increased its ownership stake in the Company to approximately 17.6%. GAMCO had first disclosed its ownership stake in the Company in June 2012.  55.  The Company entered into an understanding regarding a settlement with GAMCO with respect to GAMCO’s proxy contest on June 10, 2015. Pursuant to that agreement, Pep Boys recommended GAMCO’s slate of three director nominees — Goldfarb, Liebau, and Lisman — for election to the Board. On July 10, 2015, all three GAMCO nominees were elected to the Board. At this point, the priority of the Board shifted from acting in the best interests of shareholders to seeking a liquidity event to enable GAMCO to divest its large ownership stake in the Company.  56.  On October 12, 2015, the Company received “final” proposals from Bridgestone, Party A, and Party F. Bridgestone proposed an all-cash tender offer at a purchase price of $15.00 per share. Party A proposed an all-stock transaction with a fixed exchange ratio, which based on Party A’s closing stock price on October 9, 2015, yielded an implied value per share of $14.74. Party F proposed an all-cash one-step merger transaction at a purchase price of $15.00 per share, subject to certain financing contingents, including its ability to reach agreement with Party B regarding the terms of a sale of the retail assets.  57.  On October 14, 2015, at the direction of the Company, Rothschild contacted the financial advisor to Party A and requested, among other things, that Party A improve the exchange ratio and implied value of its offer, consider a fixed value structure subject to a collar that adjusted the number of Party A shares to be received after a certain percentage increase or decline in th price of Party A stock above or below an agreed upon reference price, and substituting cash for stock to a level sufficient to remove the need for Party A to obtain shareholder approval.  58.  On October 16, 2015, the Company discontinued negotiations with Party F when they could not reach an agreement with respect to Party B’s participation in Party F’s acquisition proposal. Thereafter, on October 23, 2015, Party F continued to indicate in its interest in pursuing a transaction with the Company.  59.  On October 19, 2015, Party A delivered a revised proposal catering to the Company’s request. Under the revised proposal Party A would issue shares of its stock for each Pep Boys share at a fixed value per share of $14.75 (rather than at a fixed exchange ratio), subject to a collar that would provide for fixed exchange ratios if certain conditions were met. Party A also exchanged its revisions to the draft merger agreement, wherein it proposed a bifurcated termination fee in which the Company would pay a lower fee in the event that Pep Boys did not obtain shareholder approval for the transaction.  60.  Party A improved its offer again on October 23, 2015. Among other things, Party A increased the fixed value per Share to $15.00, subject to a collar. Based on the closing price of Party A’s common stock on October 23, 2015, which price was greater than the referenced price at the high end of the collar, the stock consideration issuable under Party A’s proposal purportedly would have yielded an implied value per share of $15.56 without applying the trailing 15 trading day volume weighted average closing price required under the collar.  61.  In addition, Party A provided a revised draft of a merger agreement to Pep Boys, reflecting Party A’s proposal of a $10 million termination fee payable to Party A in the event the Company’s shareholders did not approve the transaction, a termination fee payable to Party A in other circumstances equal to 3.5% of the Company’s equity value, and a $20 million revers termination fee payable to the Company in the event that Party A did not obtain shareholder approval.  62.  Also on October 23, 2015, Bridgestone delivered its final offer, which continued to provide Pep Boys with $15.00 per share.  63.  On October 24, 2015, Party A further improved its offer and proposed to reduce the reference price at the top end of the collar such that the amount of consideration payable per share would begin to increase pursuant to the agreed upon exchange ratio sooner than would otherwise be the case if such reference price remained the same. Based on the closing price of Party A’s common stock on October 23, 2015, which price was greater than the reference price at the high end of the collar range, the stock consideration issuable under Party A’s proposal would have yielded an implied value per share of $15.78 without applying without applying the trailing 15 trading day volume weighted average closing price required under the collar.  64.  On October 24, 2015, unlike Party A, Bridgestone indicated that it was unwilling to further improve its $15.00 per share offer and that it remained Bridgestone’s best and final offer.  65.  On the evening of October 25, 2015, despite having received a higher stock-forstock offer from Party A, unduly influenced by GAMCO and Barington’s desire for a liquidity event, the Board elected to pursue the all-cash transaction with Bridgestone and requested that Rothschild render its opinion regarding the Bridgestone’s offer. After a presentation by Rothschild, the Board unanimously authorized Sider to execute the Merger Agreement.  66.  The parties Merger Agreement was executed on October 26, 2015, and a press release announcing its execution was issued the same day.  67.  On November 16, 2015, Bridgestone commenced the Offer.

68.  Given the Company’s recent turnaround and Party A’s apparent willingness to provide more value for the Company, the Proposed Transaction consideration is inadequate and significantly undervalues the Company. Indeed, consummation of the Proposed Transaction will sever the ownership interests of Plaintiff and other shareholders, ensuring that shareholders will not be able to obtain future benefits of the Company’s future growth.  69.  Moreover, the merger consideration fails to adequately compensate Pep Boys shareholders for the significant synergies created by the Proposed Transaction for Bridgestone. The Proposed Transaction is a strategic merger for Bridgestone because Pep Boys will add approximately 800 locations to Bridgestone’s nationwide network of 2,200 tire and automotive service centers. Pep Boys and Bridgestone expect that the Proposed Transaction will cause an immediate nationwide expansion of more than 35% for Bridgestone.  The Interests of Pep Boys’ Insiders Conflict With Plaintiff and Other Shareholder 70.  The Proposed Transaction is being driven by the conflicting interests of the Individual Defendants, particularly those affiliated with GAMCO and Barington, and Company management who stand to receive lucrative special benefits from the Proposed Transaction.  71.  GAMCO, whose interests on the Board are represented on the Board by directors Goldfarb, Liebau, and M. Lisman, and Barington, whose interests are represented by director Mitarontonda, used their influence over the Company and the Board to push for an all-cash transaction — the Proposed Transaction — that would lead to a liquidity event, allowing them to cash out their investments in Pep Boys and reinvest in other areas. Unlike the Company and its unaffiliated shareholders, these private equity firms seek a liquidity event and preferred a cash transaction over a stock-for-stock merger, notwithstanding that a stock-for-stock transaction may be a superior transaction.

72.  Urged by GAMCO and Barinton, the Board agreed to the all-cash offer from Bridgestone despite having received a competing stock-for-stock offer from Party A. Notably, Party A’s stock-for-stock offer, which included a collar provision to protect Pep Boys against downward fluctuations of its stock, appear to be more favorable than the Proposed Transaction. For example, in contrast to the Proposed Transaction with Bridgestone, Party A’s proposal: (i) provided a higher per share value and allows shareholders to benefit from the combined company’s future growth and any synergies created by that merger; (ii) may be structured to receive favorable tax treatment; (iii) obligated the Company to pay a significantly lower termination fee of $10 million to Party A in the event that the Company’s shareholder approval was not obtained; (iv) obligated the Company to pay a significantly lower termination fee equal to 3.5% of the Company’s equity value in other circumstances (as opposed to 4.2% under the terms of the Proposed Transaction with Bridgestone), including in order to accept a competing offer, and (v) obligated Party A to pay Pep Boys a reverse termination fee of $20 million in the event that Party A did not obtain shareholder approval.  73.  Moreover, in addition to monetizing their beneficial holdings of Pep Boys stock, all officers and directors of the Company stand to receive lucrative payouts upon the consummation of the Proposed Transaction as the result of the acceleration of their unvested stock options, restricted stock units (“RSUs”), and restricted stock units that vest based on the satisfaction of performance goals (“PSUs”). Under the terms of the Merger Agreement, all unvested stock options will become fully vested and exercisable and will be cancelled and converted into a right to receive cash equal to the product of $15 less the exercise price of each option and the number of shares subject to each option. Similarly, all vested and unvested RSU and PSUs will vest and will be cancelled and converted into a right to receive cash equal to the product of $15 and the number of units covered by an award.  74.  As reflected in the chart below, the Company’s directors and officers expect to receive millions in dollars as a result of the consummation of the Proposed Transaction and the acceleration of their unvested equity awards:  Nam Aggregate Number of Shares Underlying Company Options, Company RSUs and Company PSU Aggregate Consideration Payable in Respect of Company Options, Company RSUs and Company PSUs Robert H. Hot 70,240  $834,815 Scott P. Side 142,477  $1,042,008 Matthew Goldfar 6,530  $97,950 F. Jack Liebau, Jr.  6,530  $97,950 Bruce M. Lisma 6,530  $97,950 James A. Mitarotond 67,593  $795,110 Robert L. Nardell 8,978  $134,670 Robert Rosenblat 21,437  $321,555 Jane Scaccett 67,071  $787,280 John T. Sweetwoo 67,071  $787,280 Andrea M. Weis 21,437  $321,555 David R. Ster 189,680  $1,744,158 Christopher J. Adam 136,363  $1,288,016 Thomas J. Care 136,420  $1,276,355 Joseph A. Cirell 161,086  $1,358,062 James F. Flanaga 111,304  $1,087,123 John J. Kell 129,030  $1,233,545 Brian D. Zuckerma 191,000  $1,683,957 Rodney Schrive 17,435  $127,592 All Directors and Executive 1,558,212  $15,116,931  75.  Furthermore, as the chart below reflects, the executive officers stand to receive a windfall in “golden parachute” benefits if their employment are terminated without cause following consummation of the Proposed Transaction:  Annual Bas Pro Rat Salary an Portion o Value o Nam Target Bonu Bonu Benefit Tota Scott P. Side $1,600,000  330,959  $66,350  $1,997,309  David R. Ster $1,477,840  247,271  $39,258  $1,764,369 Christopher J. Adam $1,030,225  124,824  $53,346  $1,208,395 Thomas J. Care $1,056,006  127,948  $38,438  $1,222,392 Joseph A. Cirell $975,623  118,208  $16,260  $1,110,091 James F. Flanaga $961,350  116,479  $47,954  $1,125,783 John J. Kell $1,131,000  137,034  $57,718  $1,325,752 Brian D. Zuckerma $1,049,307  127,136  $46,814  $1,223,257 Rodney Schr   $250,000    $11,227,348  76.  Furthermore, upon consummation of the Proposed Transaction, the Company will terminate and liquidate its Nonqualified Plans for all participants, entitling each executive participant to become fully vested and receive a total of $896,369.  77.  Thus, while the Proposed Transaction is not in the best interest of Pep Boys or its stockholders, it will produce lucrative benefits for GAMCO, Barington, and the Company’s officers and directors.  The Unduly Restrictive Deal Protection Device 78.  Despite having received competing offers from Party A, and expressions of intersts and proposals from a number of other parties, the Board breached its fiduciary duty by erecting coercive and preclusive structural impediments that are likely to seriously impair the Company’s ability to receive competing offers.  79.  The 14D-9 indicates that at least 9 potential bidders (excluding Bridgestone) have entered into NDA and standstill agreements with Pep Boys, including Party A. These NDA counterparties may be contractually prohibited from making a topping offer for the Company.  80.  Compounding the problem is the fact that the “No Solicitation” provision of the Merger Agreement. Specifically, § 8.3(a) of the Merger Agreement prevents Pep Boys fro I Mr. Schriver does not Change of Control Agreement but is entitled to $250,000 under his Non- Competition Agreement if he is terminated without cause.

$1,764,369 $1,208,395 $1,222,392 $1,110,091 $1,125,783 $1,325,752 $1,223,257 $250,000 $11,227,348 David R. Stem Christopher J. Adams Thomas J. Carey Joseph A. Cirelli James F. Flanagan John J. Kelly Brian D. Zuckerman Rodney Schriver! Total $1,477,840 $1,030,225 $1,056,006 $975,623 $961,350 $1,131,000 $1,049,307 247,271 124,824 127,948 118,208 116,479 137,034 127,136 $39,258 $53,346 $38,438 $16,260 $47,954 $57,718 $46,814 76. Furthermore, upon consummation of the Proposed Transaction, the Company will terminate and liquidate its Nonqualified Plans for all participants, entitling each executive participant to become fully vested and receive a total of$896,369. 77. Thus, while the Proposed Transaction is not in the best interest of Pep Boys or its stockholders, it will produce lucrative benefits for GAMCO, Barington, and the Company's officers and directors. The Unduly Restrictive Deal Protection Devices 78. Despite having received competing offers from Party A, and expressions ofintersts and proposals from a number of other parties, the Board breached its fiduciary duty by erecting coercive and preclusive structural impediments that are likely to seriously impair the Company's ability to receive competing offers. 79. The 14D-9 indicates that at least 9 potential bidders (excluding Bridgestone) have entered into NDA and standstill agreements with Pep Boys, including Party A. These NDA counterparties may be contractually prohibited from making a topping offer for the Company. 80. Compounding the problem is the fact that the "No Solicitation" provision of the Merger Agreement. Specifically, § 8.3(a) of the Merger Agreement prevents Pep Boys from I Mr. Schriver does not Change of Control Agreement but is entitled to $250,000 under his Non Competition Agreement if he is terminated without cause. 20 initiating contact with any potential acquirers, including the NDA and standstill counterparties for the purpose of waiving the existing standstill provisions, and instead requires the Company to terminate any and all prior or on-going discussions and negotiations. While the “No Solicitation” provision permits the Company to waive its rights under these NDA and standstill agreements in order to enable the counterparty to make a competing bid, it may only do so “if requested by the applicable counterparty.” This limited exception would not enable the Company to waive standstill provisions that contractually prohibit counterparties from contacting Pep Boys in order to request such a waiver.  81.  In addition, pursuant to § 8.3(b) and (c) of the Merger Agreement, should the Company receive an unsolicited offer, the Company is required to notify Bridgestone of the competing offer within 24 hours. Thereafter, should the Board determine that the unsolicited offer is superior, the Company must first notify Bridgestone of the identity of the competing bidder, the material terms and conditions of the competing bid, and the proposed merger agreement, and then grant Bridgestone at least three (3) business days to amend the terms of the Merger Agreement to make a counter-offer. In other words, the Merger Agreement gives Bridgestone access to any rival bidder’s information and Bridgestone a free right to top any superior offer. Accordingly, no rival bidder is likely to emerge and act as a stalking horse because the Merger Agreement unfairly assures that any “auction” would favor Realogy and allow it to piggy-back upon the due diligence of the foreclosed second bidder.  82.  Making matters worse, despite receiving a number of offers and expressions of interest, including the competitive stock-for-stock offer from Company A, the Board agreed to pay Bridgestone an exorbitant termination fee. Section 10.4(b) of the Merger Agreement requires the Company to pay Bridgestone a termination fee of $35 million, amounting to 4.2% of the tota equity value of the Proposed Transaction in various circumstances, including in order for the Company to accept a competing bid, as well as if Company shareholders determine not to approve the Proposed Transaction. Noticeably absent is a reverse termination clause obligating Bridgestone to pay Pep Boys a fee in the event that Bridgestone breaches the Merger Agreement or if regulatory approval is not obtained. This termination fee would require any competing bidder to agree to pay a premium of approximately $0.65 per share simply for the right to provide Pep Boys shareholders a superior offer.  83.  The Merger Agreement also provides Bridgestone with a “Top-Up” option which enables Bridgestone to gain the shares necessary to effectuate a short-form merger. Pursuant to § 1.4 of the Merger Agreement, Bridgestone has the option to purchase additional shares from the Company in order to reach the 80% threshold required to effectuate a short-form merger.  84.  Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with third parties regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.  The Materially False and Misleading Recommendation Statemen 85.  On November 16, 2015, the Company filed its Recommendation Statement with the SEC and disseminated it to the Company’s public stockholders in an attempt to convince stockholders to tender their shares in the Offer. The Recommendation Statement fails to provide the Company’s stockholders with material information and/or provides them with materiall misleading information critical to the total mix of information available to the Company’s stockholders concerning the financial and procedural fairness of the Proposed Transaction.  86.  Without such information, Pep Boys’ shareholders will be forced to decide whether to tender their shares in the Offer and whether to exercise their dissenters’ rights under Subchapter D of Chapter 15 of the Pennsylvania Entity Transactions Law without all information necessary to make a fully informed decisio Materially Incomplete and Misleading Statements Regarding the Flawed Sales Proces 87.  Defendants fail to disclose material information relating to the process leading up to the Proposed Transaction.  88.  While the Recommendation Statement indicates that the Company has entered into the NDA or standstill agreements with at least 9 potential bidders (excluding Bridgestone), Defendants fail to disclose whether any of those agreements contractually prohibit the counterparty from making an offer to the Company and if so, whether the counterparty contractually prohibited from contact the Company in order to request a waiver of the standstill provision. Related to this, while the Recommendation Statement clearly indicates that the Company entered into a NDA and standstill agreement with Bridgestone, Defendants failed to file a copy of this material agreement with the SEC.  89.  The Recommendation Statement provides materially incomplete and misleading information relating to Party A’s stock-for-stock offer, which the Board had rejected in favor of all-cash transaction with Bridgestone. For example, the Recommendation Statement misleadingly states that in electing to pursue the Proposed Transaction over a stock-for-stock transaction with Party A, the Board considered the lack of certainty of the value of the non-cash consideration “due to the potential volatility of stock prices and markets . . .” Yet, the Recommendation Statement also indicated that Party A agreed to revise its original fixed exchange ratio offer into a fixed valu structure, subject to a collar provision, which implies that Pep Boys and its shareholders would be protected from downward fluctuations in Party A’s stock. In assessing the Proposed Transaction is in their best interest, Pep Boys shareholders require information concerning the precise protection against such fluctuation provided by the fixed value structure and collar provision proposed by Party A, as well as information relating to the liquidity of Party A’s stock, such as Party A’s market capitalization, average trading volume, and public float.  90.  The Recommendation Statement is also materially incomplete and misleadingly concerning the factors considered by the Board in determining to reject Party A’s offer in favor of the Proposed Transaction. For example, the Recommendation Statement fails to state whether the Board considered the tax consequences of the Proposed Transaction and Party A’s proposal to shareholders, and whether a transaction with Party A could or would be structured as a tax-free transaction.  91.  The Recommendation Statement indicates that the feasibility study commissioned by the Company in 2013-2014 reflected that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective, and that Party B, among others, was interested in acquiring this retail business. Yet, the Recommendation Statement fails to provide a fair summary of the status of negotiations with Party B at the time that the Board determined to approve the Proposed Transaction with Bridgestone.  92.  The Recommendation Statement fails to provide a fair summary of the dates and discussions, if any, between Pep Boys and Bridgestone, and/or their respective representatives, regarding potential post-merger employment, consulting, and directorship opportunities for Pep Boys’ officers and/or directors, including whether any or all of Pep Boys’ officers have reasonable expectations that they will retain their employment at the combined company.

Materially Incomplete and Misleading Statements Regarding the Management-Prepared Financial Forecast 93.  The Recommendation Statement discloses a materially incomplete and misleadin set of the management-prepared financial projections for the Company that had been provided to and considered by both the Board in approving the Proposed Transaction and Rothschild in preparing its fairness opinion. For example, the Recommendation Statement omits following material projections:  (a)  reconciliation of GAAP net income to non-GAAP unlevered free cash flow and non-GAAP EBITDA;  (b)  depreciation and amortization;  (c)  stock-based compensation expense;  (d)  taxes or tax rate; an (e)  changes in net working capital.  94.  The Recommendation Statement indicates that: (i) the feasibility stud commissioned by the Company reflected that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective, (ii) Party B, among others, was interested in acquiring this retail business and continued to negotiate with Bridgestone concerning such an acquisition until the time that the Board approved the Proposed Transaction, and (iii) Rothschild performed an “Illustrative Valuation of Sale and Separation of Retail Business,” which reflected that the implied per share equity reference high for Pep Boys as $16.50. Yet, Defendants fail to disclose any “sum of the parts” projections of the Company’s retail and service business segments. The sum-of-the parts projections of the Company’s retail and services businesses, which are material to a Company’s shareholder’s ability to weigh th

Proposed Transaction against other potential transactions, including a potential transaction with Party B.  Materially Incomplete and Misleading Disclosures Concerning Rothschild’s Financial Analyses and Potential Conflict of Interest 95.  The Recommendation Statement discloses certain information regarding Rothschild’s financial analyses used to support its fairness opinion. These disclosures concerning Rothschild’s financial analyses are materially incomplete and misleading in a number of respects.  96.  The Registration Statement fails to disclose what adjustments to enterprise value with regard to net debt, minimum operating cash, non-operating assets, and non-operating liabilities were used to arrive at equity value. This information is material to the Company shareholders.  97.  The Recommendation Statement fails to disclose material information relating to the Rothschild’s Selected Public Companies Analysis, including:  (a)  The objective criteria utilized by Rothschild in its selection of companies for the two sectors used in this analysis, particularly given that a number of the public companies identified by Pep Boys as being its peers in the Recommendation Statement — e.g., Finish Line, Rent-a-Center, Lithia Motors, Midas, Aaron’s, hhgregg, Pier 1, Radioshack, and Williams Sonoma — were not included in this Analysis;  (b)  In its calculation of the implied per share equity reference range for the Company, the basis for Rothschild’s decision to apply a reference range of EV/EBITDA multiples of 7.0x to 9.0x, when the median and mean of the Core Automotive Aftermarket and all selected public companies were entirely above this reference range, particularly given that the selected range was also utilized in Rothschild’s Illustrative Discounted Cash Flow (“DCF”) Analysis;

(c)  The benchmarking metrics for each of the selected companies analyzed;  (d)  Quantification and explanation of the basis for estimating minimum operating cash, non-operating assets, non-operating liabilities; an (e)  The multiples observed for each of the selected companies and specification as to whether any company’s multiples were excluded as “not meaningful” or “not publicly available.”  98.  The Recommendation Statement fails to disclose material information relating t the Rothschild’s Selected Precedent Transactions Analysis, including:  (a)  The objective criteria utilized by Rothschild in its selection of transactions for the three sectors used in this analysis;  (b)  In its calculation of the implied per share equity reference range for the Company, the basis for Rothschild’s decision to apply a range of EV/LTM EBITDA multiples of 8.5x to 11.5x when the medians for the Automotive Service, Automotive Aftermarket Retail, and all selected transactions were entirely above this reference range, and the median for the Tires transactions was only slightly below the high of this reference range; an (c)  The multiples and target enterprise values observed for each of the selected transaction and specification as to whether any transaction’s multiples were excluded as “not meaningful” or “not publicly available,” particularly in light of the wide range of observed minimum and maximum multiples and the omission of the means.  99.  The Recommendation Statement fails to disclose material information relating to the Rothschild’s Illustrative DCF Analysis, including:  (a)  the basis for the discount rate range of 8.5% to 10.5%;

(b)  The implied terminal EBITDA multiples derived from the selected perpetuity growth rate range of 2.5% - 3.5%;  (c)  The implied terminal perpetuity growth rates derived from the selected terminal forward EBITDA multiples of 7.0x — 9.0x;  (d)  The terminal EBITDA on which Rothschild’s analysis relied;  (e)  The definition of unlevered free cash flows, including whether stock-based compensation expense was treated as a cash or non-cash expense; an (0  quantification of the weighted average cost of capital (“WACC”)  assumptions.  100. The Recommendation Statement fails to disclose material information relating to the Rothschild’s Illustrative Valuation of Sale and Separation of Retail Business Analysis, including:  (a)  In estimating the value range of the Company’s automotive service business as $690 to $860 million, the basis for Rothschild’s selection of EV/EBITDA multiple range of 8.0x to 10.0x, which is entirely below the mean and median multiples of EV/FY2016E EBITDA derived for the Core Automotive Aftermarket companies selected in the Selected Public Companies Analysis and the median EV/LTM EBITDA multiple derived for the Automotive Service transactions;  (b)  The basis for management’s estimation of the value of the Company’s retail business, net of costs and taxes, as $175 million, including whether Rothschild made any adjustments to the estimate and the terms provided by management to Rothschild to value the sale and separation of the retail business, including: (i) number of retail locations incuded in the sale; (ii) square footage to be leased by the buyer from the Company;

(iii) rent which would be paid per square foot for such locations; (iv) terms and conditions of a supply agreement.  THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIE 101.  Each of the Individual Defendants owed to Pep Boys and its shareholders the duties of loyalty, good faith, due care and diligence in the management and administration of the affairs of the Company and in the use and preservation of its property and assets, along with the duty of full and candid disclosure of all material facts related thereto. Furthermore, the Individual Defendants owed a duty to Pep Boys to ensure that Pep Boys operated in compliance with all applicable federal and state laws, rules, and regulations, and that Pep Boys did not engage in any unsafe, unsound, or illegal business practices.  102.  To discharge these duties, the Individual Defendants were required to exercise reasonable and prudent supervision over the management, policies, practices, controls, and financial and corporate affairs of Pep Boys. By virtue of their obligations to carry out their duties with the utmost loyalty, good faith, due care and diligence, the Individual Defendants were required, among other things, to:  (a)  manage, conduct, supervise, and direct the employees, businesses and affairs of the Company in accordance with all applicable laws, rules and regulations, and the Company’s charter and by-laws;  (b)  neither violate nor knowingly, recklessly or negligently permit any officer, director or employee of the Company to violate applicable laws, rules and regulations and to exercise reasonable control and supervision over such officers and employees;  (c)  ensure the prudence and soundness of policies and practices undertaken or proposed to be undertaken by the Company;

(d)  remain informed as to how the Company, in fact, was operating, and upon receiving notice or information of unsafe, imprudent or unsound practices, to make reasonable investigation in connection therewith and to take steps to correct that condition or practice;  (e)  supervise the preparation, filing and/or dissemination of any SEC filing, press releases, audits, reports or other information disseminated by the Company and to examine and evaluate any reports of examinations or investigations concerning the practices, products or conduct of officers of the Company and to make full and accurate disclosure of all material facts, concerning inter alia, each of the subjects and duties set forth herein; an (f)  preserve and enhance the Company’s reputation as a public corporation and to maintain public trust and confidence in the Company as a prudently managed institution fully capable of meeting its duties and obligations.  103.  Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith and independence owed to Pep Boys and IMS and DC Capital are aiding and abetting the Board’s breaches.  CLASS ACTION ALLEGATION 104.  Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of Pep Boys common stock and their successors in interest, except Defendants and their affiliates (the “Class”).  105.  This action is properly maintainable as a class action for the following reasons:

(a)  the Class is so numerous that joinder of all members is impracticable. According to the Merger Agreement, as of October 21, 2015, 54,023,768 shares of common stock were represented by the Company as outstanding.  (b)  questions of law and fact are common to the Class, including, inter alia, the following:  (i)  Have the Defendants breached their fiduciary duties of undivided loyalty, independence, or due care with respect to Plaintiff, the Company, and the other members of the Class in connection with the Proposed Transaction;  (ii)  Have the Defendants breached any of their other fiduciary duties to plaintiffs, the Company, and the other members of the Class in connection with the Proposed Transaction, including the duties of good faith, diligence, honesty and fair dealing;  (iii)  Have the Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class;  (iv)  Have the Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets;  (v)  Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

(vi)  Have Pep Boys, Bridgestone Retail, Bridgestone Americas, and TAJ aided and abetted the Individual Defendants’ breaches of fiduciary duty; an (vii)  Is the Class entitled to injunctive relief or damages as a result of defendants’ wrongful conduct.  (c)  Plaintiff is committed to prosecuting this action, are adequate representatives of the Class, and have retained competent counsel experienced in litigation of this nature.  (d)  Plaintiffs claims are typical of those of the other members of the Class.  (e)  Plaintiff has no interests that are adverse to the Class.  (f)  The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for the party opposing the Class.  (g)  Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.  (h)  Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.  DERIVATIVE ALLEGATIONS AND DEMAND PURSUANT TO PENNSYLVANIA LA 106. Plaintiffs also bring this action derivatively in the right and for the benefit of Pep Boys to redress injuries suffered, and to be suffered, by Pep Boys as a direct result of breaches o fiduciary duty by the Individual Defendants. As to the derivative claims, Pep Boys is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.  107.  Pursuant to Pennsylvania law, in a letter dated November 5, 2015, Plaintiff made a demand upon the current Pep Boys’ Board as required, describing (i) the factual basis for the allegations of wrongdoing, (ii) how such wrongdoing is harmful to the Company, and (iii) requesting that the Board take remedial action, including without limitation, ensuring that the Proposed Transaction’s consideration is fair to Pep Boys and its shareholders.  108.  In addition, pursuant to Commonwealth law, demand is excused because such a demand would be a futile and useless act that would lead to Pep Boys suffering irreparable injury, particularly for the following reasons:  (a)  Each of the Individual Defendants knew of and/or directly benefited from the wrongdoing complained of herein;  (b)  Each member of the Board has been named as a defendant to this lawsuit;  (c)  In order to bring this suit, all of the directors of Pep Boys would be forced to sue themselves and persons with whom they have extensive business and personal entanglements, which they will not do, thereby excusing demand;  (d)  The acts complained of constitute violations of the fiduciary duties owed by Pep Boys’ officers and directors and these acts are incapable of ratification;  (e)  Any suit by the directors of Pep Boys to remedy these wrongs would likely expose the Individual Defendants and Pep Boys to further civil actions being filed against one or more of the Individual Defendants, thus, they are hopelessly conflicted in making any supposedly independent determination whether to sue themselves;

(f)  Each member of the Pep Boys Board is, directly or indirectly, the recipient of remuneration paid by the Company, by virtue of their Board membership, the continuation of which is dependent upon their cooperation with the other members of the Board, and their participation and acquiescence in the wrongdoing set forth herein, and is therefore incapable of exercising independent objective judgment in deciding whether to bring this action; an (g)  Because of their association as directors of the Company, the directors are dominated and controlled so as not to be capable of exercising independent objective judgment.  109.  The Company’s directors and executive officers have material conflicts of interest and are acting to better their own personal interests through the Proposed Transaction at the expense of Pep Boys’ public shareholders.  110.  As indicated, supra, Defendants Goldfarb, Liebau, and Lisman were handpicked by and represent the interests of activist shareholder GAMCO; and as Barington’s co-founder, President, and CEO, Defendant Mitarotonda represents the interests of this activist shareholder. Unlike Plaintiff and the Company’s unaffiliated shareholders, GAMCO and Barington sought and prioritized a liquidity event for the Company.  111.  In addition, all unvested stock options, RSUs, and held by the Company’s directors will automatically vest upon consummation of the Proposed Transaction and entitle the directors to cash payouts.  112.  For the reasons detailed herein, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIE COUN Violations of Section 14(e) of the Exchange Act Against All Defendant 113.  Plaintiff repeats all previous allegations as if set forth in full herein.  114.  Plaintiff brings this cause of action in his individual capacity.  115.  Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the Offer commenced in conjunction with the Proposed Transaction.  116.  Defendants knew that Plaintiffs would rely upon their statements in the Recommendation Statement in determining whether to tender their shares pursuant to the Offer commenced in conjunction with the Proposed Transaction.  117.  As a direct and proximate result of these Defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff has sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision in deciding whether or not to tender their shares.  COUNT I Violations of Section 20(a) of the Exchange Act Against All Individual Defendant 118.  Plaintiff repeats all previous allegations as if set forth in full herein.  119.  Plaintiff brings this cause of action in his individual capacity.

120.  The Individual Defendants acted as controlling persons of Pep Boys within the meaning of § 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Pep Boys and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Registration Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleadin 121.  The Registration Statement violates Section 14(e) because it omits material facts, including those set forth above. In the exercise of reasonable care, Defendants should have known that the Registration Statement is materially misleading and omits material facts that are necessary to render them non-misleading.  122.  The misrepresentations and omissions in the Registration Statement are material to Plaintiff, as well as the Company’s other public shareholders, and Plaintiff and other shareholders will be deprived of their entitlement to cast a fully informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.  COUNT III For Breach of Fiduciary Duties Against the Individual Defendants (Brought Derivatively on Behalf of Pep Boys)  123.  Plaintiff repeats all previous allegations as if set forth in full herein.  124.  The Individual Defendants have violated the fiduciary duties of care, loyalty, good faith, and independence owed to the public shareholders of Pep Boys and have acted to put their personal interests ahead of the interests of Pep Boys’ shareholders.

125.  By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value inherent in and arising from Pep Boys.  126.  The Individual Defendants have violated their fiduciary duties by entering Pep Boys into the Merger Agreement without regard to the effect of the Proposed Transaction on Pep Boys’ shareholders.  127.  Specifically, the fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiff and the Class all information material to the decisions confronting Pep Boys shareholders.  128.  By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Pep Boys, Plaintiff and the other members of the Class. As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and omissions of material information.  129.  As a result of the Individual Defendants’ unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Pep Boys’ assets and operations. Unless the Proposed Transaction is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Transaction terms and may consummate the Proposed Transaction, all to the irreparable harm of the members of the Class.

130.  Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.  COUNT IV Aiding and Abetting Against Bridgestone Retail, Bridgestone Americas, and TAJ (Brought Derivatively on Behalf of Pep Boys)  131.  Plaintiff repeats and realleges all previous allegations as if set forth in full herein.  132.  As alleged in more detail above, Defendants Bridgestone Retail, Bridgestone Americas, and TAJ have aided and abetted the Individual Defendants’ breaches of fiduciary duties.  133.  As a result, Plaintiff and the Class are being harmed.  134.  Plaintiff and the Class have no adequate remedy at law.  WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:  (A)  declaring this action to be a properly maintainable class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;  (B)  declaring that the Recommendation Statement is materially misleading and contains omissions of material fact in violation of Section 14(e) and 20(a) of the Exchange Act;  (C)  enjoining, preliminarily and permanently, the Merger Agreement and the Proposed Transaction unless or until the Company adopts and implements a procedure or process to: (i) obtain the highest possible value in the best interests of Plaintiff and other Pep Boys shareholders, and (ii) provide all material disclosures to Plaintiff and all Pep Boys shareholders with which they are able to make informed decisions about whether to vote their shares in favor of the proposed sale of Pep Boys to Bridgestone;

of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;  (D)  in the event that the Proposed Transaction is consummated prior to the entr (E)  awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; an (F)  granting Plaintiff and the other members of the Class such further equitable relief as the Court deems just and proper.  JURY DEMAN Plaintiff demands a trial by jury.  Dated: November 24, 2015  BRODSKY & LT LL Byff” Evan J. Smith. Esquir Two Bala Plaza, Suite 510  Bala Cynwyd, PA 19004  610-667-6200  610-667-9029 (facsimile)  LEVI & KORSINSKY, LL Julia Sun, Esq.  30 Broad Street, 24th Floo New York, New York 10004  Tel: (212) 363-7500 Fax: (212) 363-7171  Attorneys for Plaintif